Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Bob Eulau	Nicole Noutsios
Sr. Vice President, Finance & CFO	Rambus Investor Relations
Rambus Inc.	Rambus Inc.
(650) 947-5000	(650) 947-5050

RAMBUS REPORTS SECOND QUARTER EARNINGS

Earnings per share of 5 cents;

Revenue growth of 14% over the second quarter last year

LOS ALTOS, Calif. – JULY 14, 2005 – Rambus Inc. (Nasdaq: RMBS), one of the world’s premier technology licensing companies specializing in high-speed chip interfaces, today reported financial results for the second quarter of 2005. Earnings per share for the quarter were 5 cents, compared to 8 cents in the second quarter last year and 4 cents in the previous quarter. Net income for the second quarter was $5.4 million (13% of revenue), compared to $8.3 million in the second quarter last year and $4.4 million in the previous quarter. Revenues for the second quarter were $40.0 million, up 14% over the second quarter last year and up 1% from the previous quarter.

“We are pleased to report record revenues for the second consecutive quarter. The second half of the year is a challenge to forecast given the number of patent license agreements and renewals we are currently negotiating. We remain committed to signing agreements that generate long-term value,” said Harold Hughes, Chief Executive Officer at Rambus. “We have taken important and necessary actions to protect our intellectual property while we work on patent license renewals. We are very encouraged by the growing interest we are seeing in our advanced high-speed interface designs, particularly in our XDRtm memory interface as well as the momentum we are seeing with our PCI Express solutions.”

Second quarter results reflected $5.4 million in contract revenues, up 1% over the second quarter last year and down 18% from the previous quarter. This sequential decline in contract revenue was a result of less revenue from contracts for XDR memory interfaces and FlexIOtm as we near the completion of initial contracts associated with the cell processor and XDR DRAM. Second quarter results include $34.6 million in royalties, up 17% over the second quarter last year and up 5% from the previous quarter. The increase in royalties primarily reflects an increase in SDRAM and DDR royalties relative to both periods.

Total costs and expenses were $34.4 million compared with $24.4 million in the second quarter last year and $34.7 million last quarter. $5.2 million of the increase over the second quarter of last year was due to litigation expense. The remaining increases were primarily related to increased costs in engineering and administration.

The tax rate for the second quarter is 40.6% which is up from 37% in the first quarter due to a forecasted tax rate for 2005 of 39%. The two primary drivers of this increase in the tax rate are our forecast for earnings before income tax and stock-based compensation expense which is not deductible for income tax purposes.

Cash, cash equivalents and marketable securities increased from $460 million to $471 million since March 31, 2005. The increase in cash was primarily attributable to cash generated by operations.

The earnings announcement call will be broadcast live on our website (www.rambus.com) at 2:00 p.m. PDT today. To experience the audio of the Q2 Webcast, you need sound capabilities on your personal computer and installation of RealPlayer or Windows Media Player. These features are available at no cost.

The conference call replay number is 888-203-1112 and the ID number is 5462558. For international callers, the number is 719-457-0820. The replay will be available on our website beginning at 5:00 p.m. PDT today.

About Rambus

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the company’s innovations, breakthrough technologies and integration expertise have helped industry-leading chip and system companies solve their most challenging and complex I/O problems and bring their products to market. Rambus’s interface solutions can be found in numerous computing, consumer, and communications products and applications. Rambus is headquartered in Los Altos, Calif., with regional offices in Bangalore, India, Chapel Hill, North Carolina, Taipei, Taiwan and Tokyo, Japan. Additional information is available at www.rambus.com.

RAMBUS INC.

CONDENSED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Revenues:
Contract revenues	$5,390	$6,600	$5,349	$11,990	$10,428
Royalties	34,595	33,011	29,616	67,606	57,078

Total revenues	39,985	39,611	34,965	79,596	67,506

Costs and expenses:
Cost of contract revenues	4,965	5,603	4,957	10,568	10,191
Research and development	9,934	8,591	7,929	18,525	15,356
Marketing, general & administrative	9,502	9,358	6,724	18,860	13,754
Litigation expense	9,980	11,140	4,747	21,120	8,925

Total costs and expenses	34,381	34,692	24,357	69,073	48,226

Operating income	5,604	4,919	10,608	10,523	19,280
Interest and other income, net	3,414	2,129	2,199	5,543	6,303

Income before income taxes	9,018	7,048	12,807	16,066	25,583
Provision for income taxes	3,658	2,608	4,483	6,266	8,954

Net income	$5,360	$4,440	$8,324	$9,800	$16,629

Net income per share – basic	$0.05	$0.04	$0.08	$0.10	$0.16

Net income per share – diluted	$0.05	$0.04	$0.08	$0.09	$0.15

Shares used in per share calculations:
Basic	99,596	100,280	102,500	99,936	101,733
Diluted	103,675	105,913	109,850	104,693	110,560

RAMBUS INC.

CONDENSED

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2005	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$69,929	$208,021	$48,310
Marketable securities	101,470	96,802	89,483
Accounts receivable	1,667	3,596	1,435
Prepaid and deferred taxes	13,703	13,710	13,861
Prepaids and other current assets	5,481	4,009	4,094

Total current assets	192,250	326,138	157,183

Property and equipment, net	21,756	18,130	17,578
Marketable securities, long-term	299,325	155,360	98,567
Restricted investments	2,302	5,076	5,067
Deferred taxes, long-term	72,587	74,507	75,295
Purchased intangible assets, net	23,437	20,844	21,765
Other assets	10,744	8,418	1,269

Total assets	$622,401	$608,473	$376,724

Total cash, cash equivalents and marketable securities	$470,724	$460,183	$236,360

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$24,811	$21,671	$17,444
Deferred revenue	8,035	13,447	19,271

Total current liabilities	32,846	35,118	36,715
Notes payable	300,000	300,000	—
Deferred revenue, less current portion	6,630	5,314	4,552
Other long-term liabilities	1,992	—	—

Total liabilities	341,468	340,432	41,267

Stockholders’ equity:
Common Stock	100	99	103
Additional paid-in capital	331,005	325,344	341,080
Deferred stock-based compensation	(267)	(1,548)	—
Accumulated other comprehensive gain (loss)	(1,028)	(1,617)	(878)
Accumulated deficit	(48,877)	(54,237)	(4,848)

Total stockholders’ equity	280,933	268,041	335,457

Total liabilities and stockholders’ equity	$622,401	$608,473	$376,724